UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________
FORM S-8
________________________________________________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________________________
Joby Aviation, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39524	98-1548118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Encinal Street
Santa Cruz, California		95060
(Address of Principal Executive Offices)		(Zip Code)

JOBY AVIATION, INC. 2021 INCENTIVE AWARD PLAN
JOBY AVIATION, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

JoeBen Bevirt
333 Encinal Street
Santa Cruz, CA 95060
(Name and Address of Agent For Service)

(831) 201-6700
(Telephone Number, including area code, of agent for service)

Copies to:
Tad J. Freese	Kate DeHoff
J. Ross McAloon	General Counsel
Drew Capurro	Joby Aviation, Inc.
Latham & Watkins LLP	333 Encinal Street
505 Montgomery Street, Suite 2000	Santa Cruz, CA 95060
San Francisco,California 94111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the
Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Joby Aviation, Inc. (the “Company” or the “Registrant”) for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement on Form S-8 relating to the same benefit plans is effective. The Registrant previously registered shares of its common stock, par value $0.0001 per share (the “Common Stock”), for issuance under the 2021 Incentive Award Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”) under the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 17, 2021 (File No. 333-261742), August 7, 2023 (File No. 333-273779) and September 6, 2024 (File No. 333-281981). The Registrant is hereby registering an additional (i) 31,367,055 shares of its Common Stock issuable under the 2021 Plan and (ii) 3,920,882 shares of its Common Stock issuable under the ESPP. The additional shares of Common Stock have become reserved for issuance as a result of the operation of the “evergreen” provisions in each of the 2021 Plan and the ESPP, which provide that the total number of shares subject to such plans will be increased on the first day of each year pursuant to a specified formula.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
    Not required to be filed with this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
    Not required to be filed with this Registration Statement
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed or to be filed (other than portions of those documents furnished or otherwise not deemed filed) by the Company with the Commission are incorporated into this Registration Statement by reference, as of their respective dates:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Commission on February 27, 2025;

(2)
The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the Commission on May 8, 2025, the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the Commission on August 7, 2025 and the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, filed with the Commission on November 6, 2025;

(3)
The Registrant’s Current Reports on Form 8-K filed with the Commission on January 24, 2025, May 7, 2025 (excluding Item 2.02, Exhibit 99.1 and Exhibit 99.2 thereto), May 27, 2025 (excluding Item 7.01 and Exhibit 99.1 thereto), June 9, 2025, June 12, 2025, August 4, 2025, August 29, 2025 and October 8, 2025;

(4)
The sections of the Registrant’s Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Shareholders filed with the Commission on April 23, 2025 and incorporated by reference into the Registrant’s Form 10-K for the year ended December 31, 2024; and

(5)	A description of the Registrant’s common stock contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K filed with the Commission on February 27, 2025.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.
For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee, or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.
The Company’s amended and restated certificate of incorporation provides that the Company may indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law. The Company’s amended and restated bylaws provide that the Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, the Company has entered into, and intends to continue to enter into, separate indemnification agreements with its directors and officers. These indemnification agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as a director or officer, or any other company or enterprise to which the person provides services at the Company’s request.
The Company also maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the Commission, such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended (the “Securities Act”), and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference			Filed Herewith
	Exhibit Description	Form	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Joby Aviation, Inc.	S-3	3.1	9/6/24
4.2	Certificate of Amendment to Certificate of Incorporation of Joby Aviation, Inc.	8-K	3.1	6/12/25

4.2	Amended and Restated Bylaws of Joby Aviation, Inc.	8-K	3.1	1/24/25

5.1	Opinion of Latham & Watkins LLP				X

23.1	Consent of Deloitte & Touche LLP				X

23.2	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)				X

24.1	Powers of Attorney (included on the signature page of this Registration Statement)				X

99.1#	Joby Aviation, Inc. 2021 Incentive Award Plan	S-1	10.12	8/17/21

99.2#	Form of Stock Option Agreement under 2021 Incentive Award Plan (included in Exhibit 10.12)	S-1	10.13	8/17/21

99.3#	Form of Restricted Stock Unit Award Agreement under 2021 Incentive Award Plan	S-8	99.3	12/17/21

99.4#	Joby Aviation, Inc. 2021 Employee Stock Purchase Plan	S-1	10.15	8/17/21

107.1	Filing Fee Table				X
# Indicates management contract or compensatory plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California, on the 20th day of November, 2025.

JOBY AVIATION, INC.

By:	/s/ JoeBen Bevirt
JoeBen Bevirt
Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of JoeBen Bevirt and Rodrigo Brumana, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in- fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JoeBen Bevirt	Chief Executive Officer and Director (Principal Executive Officer)	November 20, 2025
JoeBen Bevirt

/s/ Rodrigo Brumana	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 20, 2025
Rodrigo Brumana

/s/ Aicha Evans	Director	November 20, 2025
Aicha Evans

/s/ Halimah DeLaine Prado	Director	November 20, 2025
Halimah DeLaine Prado

/s/ Michael Huerta	Director	November 20, 2025
Michael Huerta

/s/ Tetsuo Ogawa	Director	November 20, 2025
Tetsuo Ogawa

/s/ Dipender Saluja	Director	November 20, 2025
Dipender Saluja

/s/ Paul Sciarra	Director	November 20, 2025
Paul Sciarra

/s/ Michael Thompson	Director	November 20, 2025
Michael Thompson

/s/ Laura Wright	Director	November 20, 2025
Laura Wright